EXHIBIT 99.2
Contact
Amy Seltzer Hedison
Investor Relations
(617) 250-6012
ahedison@epixpharma.com
FOR IMMEDIATE RELEASE
March 8, 2006
FINAL PATIENT ENROLLED IN EPIX PHARMACEUTICALS’ PHASE IIa STUDY OF THROMBUS-IMAGING AGENT
Cambridge, MA, March 8, 2006 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced that the fifty-second and final patient has been enrolled in the Company’s Phase IIa study of its thrombus-imaging agent, EP-2104R. The study included six cohorts of patients, all of which enrolled at least eight patients. The final cohort, consisting of patients with a potential clot in the left or right atrium, enrolled its eighth and final patient on March 7, 2006. The announcement was made by Michael J. Astrue, EPIX Interim CEO, during a Company presentation at the Cowen & Co. 26th Annual Health Care Conference being held in Boston, Massachusetts.
The Company has been working on a study report to submit to Schering AG, which has an option to license the EP-2104R program from EPIX. Upon receipt of the report, Schering will have a contractually determined time to decide whether or not to exercise its option for EP-2104R. If Schering does option the program, it will pay EPIX a milestone payment of $5 million and take over the development of EP-2104R, and the marketing, if the product is ultimately approved by regulators. EPIX will receive a royalty on sales of EP-2104R, the rate of which will depend upon the amount that EPIX contributes to the development costs of EP-2104R. The Company believes that, if Schering decides not to exercise its option for EP-2104R, it will be able to re-license EP-2104R on as good or better terms than those provided for in the current agreement.
“It gives me great pleasure to announce the completion of enrollment of the Phase IIa feasibility study for EP-2104R,” said Mr. Astrue. “Our clinical operations team put a significant amount of effort into increasing patient accrual, an effort which has paid off tremendously, particularly in light of the slowdown in accrual that we experienced last fall. Furthermore, based on our initial review of the image data, we are very encouraged about EP-2104R’s potential. We look forward to completing the report as soon as possible so that Schering will be able to review the complete data in order to make a decision on its option.”
About EPIX
EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations of the Company’s management. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EPIX Pharmaceuticals’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the failure to comply with federal and state statutes and regulations relating to EPIX Pharmaceuticals’ products, including FDA requirements; the inability to adequately address issues raised by FDA in its review of EPIX Pharmaceuticals’ submissions; the inability of EPIX Pharmaceuticals’ partner(s) to achieve regulatory approval in the countries in which they plan to sale EPIX Pharmaceutical products; the inability to protect EPIX Pharmaceuticals’ intellectual property and the cost of enforcing or defending EPIX Pharmaceuticals’ in litigation relating to intellectual property rights. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EPIX Pharmaceuticals undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks faced by EPIX Pharmaceuticals, see the disclosure contained in EPIX Pharmaceuticals’ periodic reports filed with the Securities and Exchange Commission, including but not limited to EPIX Pharmaceuticals’ Form 10-K for the year ended December 31, 2005.
SOURCE: EPIX Pharmaceuticals, Inc.
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